Exhibit 4.3

AMENDMENT #1 TO
CONVERTIBLE NOTE

     This Amendment #1 (this “Amendment”) to the Convertible Note (together will all convertible notes issued in exchange therefore or replacement thereof, the “Notes”), dated June 4, 2003, issued by MRV Communications, Inc., a Delaware corporation (the “Company”), to Deutsche Bank, AG London Branch (the “Holder”) is dated and is effective June 13, 2003.

     1.     Other Indebtedness. The Company and the Holder agree that Section 8 of the Notes, is hereby amended such that Section 8 of the Notes shall be deleted in its entirety and the following substituted in lieu thereof:

"(8) Other Indebtedness. Payments of principal and other payments due under this Note shall not be subordinated to any obligations of the Company. For so long as this Note is outstanding, the Company shall not, and shall not permit any of its Subsidiaries (as defined in the Securities Purchase Agreement) to, (a) create, issue, incur, assume, guarantee or suffer to exist any Indebtedness (as defined below) or any Lien (as defined below), except (i) Indebtedness secured by a purchase money security interest and monetary obligations under any leasing or similar arrangement, in each case, incurred in the Company’s ordinary course of business, (ii) up to an aggregate of $17,000,000 of unsecured Indebtedness (excluding the Notes and the Indebtedness described in clauses (iii) and (iv) of this sentence), (iii) Indebtedness arising from the sale of receivables with recourse through the Company’s foreign offices in the ordinary course of business and consistent with past practices and (iv) Indebtedness under the Company’s outstanding 5% Convertible Subordinated Notes due June 15, 2003, pursuant to the terms thereof on the date of the Securities Purchase Agreement (but not any extension, amendment, refinancing, renewal or replacement of such Indebtedness); or (b) issue any capital stock of the Company redeemable prior to the Maturity Date. For purposes of this Note: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all indebtedness referred to in clauses (A) through (E) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (G) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (F) above; (y) “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, on any property of the Company or its Subsidiaries, including, without limitation, any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security; and (z) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto. Notwithstanding anything to the contrary in this Note or the Securities Purchase Agreement, nothing in this Note is intended to restrict the right of the Company to pay or redeem at maturity its outstanding 5% Convertible Subordinated Notes due June 15, 2003 (but not any extension, amendment, refinancing, renewal or replacement thereof), pursuant to the terms thereof on the date of the Securities Purchase Agreement, and any such payment or redemption shall not in any manner constitute an Event of Default under this Note.”

     2.     Transferees. The Holder agrees that it shall deliver a copy of this Amendment in connection with its transfer or assignment of the Notes pursuant to Section 17 of the Notes or otherwise, and be bound by and subject to the terms and conditions of the Notes, as amended hereby.

     3.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature. If the Company executes this Amendment with a facsimile signature, the Company shall provide the Holder with an original signature for each of the Notes held by such Holder within 2 business days of the date hereof.

     4.     Other Provisions. Except as set forth herein, all other provisions of the Notes shall remain in full force and effect.

* * * * *

     IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be duly executed as of June 13, 2003.

COMPANY:	HOLDER:

MRV COMMUNICATIONS, INC	DEUTSCHE BANK, AG LONDON BRANCH

/s/ Shay Gonen	/s/ Tracy Fu

By:	By:

Name: Shay Gonen	Name: Tracy Fu

Title: Chief Financial Officer	Title: Authorized Signatory